Exhibit 99.1


  FiberCore Acquires Data Communications Inc., Strengthens Capabilities of its
                                 ALT Subsidiary

CHARLTON, Mass., June 6 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced the acquisition of Data Communications Inc. ("DCI"), a privately-held company located in Hyannis, MA. DCI will be merged into FiberCore's Automated Light Technologies (ALT) subsidiary and will boost the breadth of the Company's technical capabilities used in support of bringing optical fiber closer to the end-user.

DCI designs, installs and maintains low cost fiber optic networks primarily in the northeast for local area network applications, such as those used in hospitals, universities, government and commercial buildings. When combined with ALT's current product line, which includes early warning detection systems that monitor and identify faults in fiber optic cables, cable protection devices and electro-optical talk sets, FiberCore's ALT subsidiary will have a proprietary base of technologies to help bring fiber to the end user.

The purchase price of DCI was $1.1 million and consisted, almost exclusively, of the issuance of 250,000 shares of FiberCore common stock, the market value of which was determined in April when the agreement was reached. Based on DCI's financial performance to date, the acquisition is expected to add $2.5 million to revenues in 2001 and, through synergistic benefits and cost reductions, add at least $0.01 a share to FiberCore's earnings in the first full year of ownership.

Commenting on the opportunity for FiberCore, Dr. Mohd A. Aslami, President and CEO said, "In order to fully utilize the large amount of bandwidth already installed in the US and Europe, as well as in new installations currently planned for and underway in emerging markets, end-users must be connected to these superhighways. Only through this connection can there be seamless access to the Internet. With fiber beginning to be deployed closer to the end-user, we soon expect to see Fiber-to-the-Curb and eventually Fiber-to-the- Home. We believe that this could create a market that exceeds the market for long haul and metropolitan area networks."

Dr. Aslami continued, "The acquisition of DCI is another building block in our strategy to benefit from this large market opportunity. DCI's presence in the local area network market brings us closer to the end user without competing with our cable customers. It also provides a direct outlet for our EconGrade(R) fibers, which are ideally suited for this market. Furthermore, through DCI, we gain a cost-effective outlet to market our existing ALT product line."

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop also know as Metropolitan Area Network, Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail:
sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in Industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.